                  (10) Agreement of Sale by and between ZooQuest Technologies, LTD. and Diagnon Corporation.

                               AGREEMENT OF SALE


         THIS AGREEMENT, entered into this the 29th day of July, 1996, by and between ZOOQUEST TECHNOLOGIES LTD., a Maryland corporation, (hereinafter "Seller") and DIAGNON CORPORATION, a Delaware corporation (hereinafter "Buyer").

                  WHEREAS, the parties hereto have reached an understanding with respect to the sale by the Seller and the purchase by the Buyer of substantial assets of the Seller located at 9600 Medical Center Drive, Rockville, Maryland.

         NOW, THEREFORE, the parties agree as follows:

         1. Sale. The Seller hereby agrees to sell, and the Buyer hereby agrees to purchase, the following assets (the "Purchased
Assets") of the Seller:

                  A. All right, title and interest of the Seller in and to the United States Department of Agriculture Licenses, the
Product License (No. 411) and the Facility license; the Patent entitled "Purified Equine Immunoglobulins and Method of Use
Thereof",  enumerated in Exhibit "A".

                  B. The equipment, machinery, furniture, furnishings and fixtures enumerated in Exhibit "B" attached hereto.

                  C. All right, title and interest of the Seller in the development and production of Equine Albumin product.

                  D. All books, records, and reports in connection with the foregoing assets.

         2. Purchase Price. The purchase price for all the assets enumerated in Paragraph 1 hereof shall be the forgiveness of the debt owed to Buyer by Seller (approximately One Hundred Thousand Dollars), Five Thousand Dollars ($5,000.00)in cash, and a royalty of Three percent (3%) of Net Sales of the Equine oral and Equine intravenous (IV) IgG, and Albumin products for the first Five Hundred Thousand Dollars ($500,000.00)of Net Sales. Diagnon also agrees to pay ZooQuest a royalty of six percent (6%) of all Net Sales, after the Net Sales have exceeded Five Hundred Thousand Dollars ($500,000.00) for the life of the products. In addition, Seller shall, upon request of Buyer, assist in any way necessary to further the transfer of the U.S.D.A. licenses.

         3.       Payment of Purchase Price.   The purchase price shall be
payable as follows:

                  A. Five Thousand Dollars ($5,000.00) in cash or certified check at closing.

                  B. A royalty of Three percent (3%) of Net Sales of the Equine IgG (oral and IV) and Albumin products for the first Five Hundred Thousand Dollars ($500,000.00). Diagnon agrees to pay ZooQuest a royalty of six percent (6%) of all Net Sales, after the Net Sales have exceeded Five Hundred Thousand Dollars ($500,000.00). Diagnon shall pay the royalty on a quarterly basis ninety
(90) days after the end of Diagnon's fiscal quarter. Seller will have access, at reasonable times with reasonable notice, to Buyer's books and records to verify sales and revenues with respect to the Equine products. In addition, Buyer shall submit a yearly report to Seller detailing the sales and revenues of the products as well as general business information.

         4. Representations of Seller. The Seller represents as follows:

                  A: That, except with respect to the U.S.D.A. licenses, the Seller has complete and unrestricted power and the unqualified right to sell, assign, and transfer to the Buyer, or has obtained all consents necessary to such sale, assignment or transfer, and the Buyer is acquiring good marketable title to the assets being sold, assigned, and transferred hereinunder, free and clear of all liens, mortgages, security interests, and encumbrances.

                  B. That the instruments of sale, assignment, and transfer being executed and delivered to the Buyer hereunder are valid and binding obligations of the Seller, enforceable in accordance with their terms, and will effectively vest in the Buyer good and marketable title to the assets transferred by this Agreement.

                  C. That the Seller is not in material default under any of the agreements being sold, assigned, or transferred hereunder to the Buyer.

                  D. That the Seller has no notice of, and knows of no basis for, any claim, lien, judgment, action, government investigation, or proceeding, pending or contemplated against or relating to the Purchased Assets.

                  E. Seller shall permit Buyer to use Sellers name on labels, boxes, and other sales material until December 31, 1996, or such later time as new labeling is approved by the U.S.D.A.. Those products already produced and labeled may carry the Sellers name to the end of the shelf life where labeling is impossible.


         5.  Representation of Buyer.  The Buyer represents as follows:

                  A. That after closing, Buyer will pay a royalty of three percent (3%) on Net Sales of the Equine oral and IV IgG, and Albumin products for the first Five Hundred Thousand Dollars ($500,000.00). Diagnon also agrees to pay ZooQuest a royalty of six percent (6%) of all Net Sales, after the Net Sales have exceeded Five Hundred Thousand Dollars ($500,000.00) on a quarterly basis ninety
(90) days after the end of the Buyer's fiscal quarter, so long as the products is being manufactured.

                  B. Buyer agrees to keep accurate and correct records of Equine IgG Products made, used or sold appropriate to determine the amount of royalties due Seller. Buyer shall provide Seller with quarterly and yearly reports. Such records shall be retained for at least five (5) years following a given reporting period. They shall be available during normal business hours for inspection at the expense of Seller by an accountant or other designated auditor selected by Seller for the sole purpose of verifying reports and payments hereinunder. The accountant or auditor shall only disclose to Seller information relating to the accuracy of reports and payments made under this Agreement. If an inspection shows an under-reporting or underpayment in excess of ten (10) percent for any twelve (12) month period, the Buyer shall reimburse to Seller for the cost of the inspection at the time Buyer pays the unreported royalties.

                  C. Net Sales means the total gross receipts for sales of the Equine IgG products available to others, whether invoiced or not, less returns and allowances actually granted, freight out, taxes or excise duties imposed on the transaction, and wholesaler and cash discounts in amounts customary in the trade. No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by Buyer, and on their payroll, or for the cost of collections.

         6.       Indemnification.

                  A. The Seller and its successors and assigns, hereby agree forever to indemnify, defend, and hold harmless the Buyer from and against all demands, claims, actions, or causes of action, assessments, losses, damages, liabilities, costs, and expenses (including, without limitation, interest, penalties, and reasonable attorney's fees and expenses) asserted against, resulting to, imposed upon, or incurred by the Buyer, directly or indirectly, by reason or resulting from:

                  (i) liabilities and obligations of Seller existing as of the date of closing, and claims against the Seller existing as of the date of closing or resulting solely from facts or circumstances existing on or prior thereto;

                  (ii) a breach of any representation, warranty, covenant, or agreement of the Seller contained herein or made pursuant thereto; or

                  (iii) any tax or related claim (including, without limitation, claims for interest and penalties) asserted against Seller with respect to any tax or related claim relating to the operation of the Business by the Seller through the date of closing.

         B. The Buyer hereby agrees to indemnify, defend, and hold harmless the Seller from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses (including without limitation, interest, penalties, and reasonable attorney's fees and expenses) asserted against, resulting to, imposed upon, or incurred by the Seller, directly or indirectly, by reason of or resulting from (i) Buyer's non-performance of those obligations of Seller assumed by Buyer hereunder; and
(ii) any breach of any covenant or agreement of Buyer made pursuant hereto or contained herein; and (iii) any sales, use or other taxes resulting from the transaction contemplated hereby.

         7. Closing. Closing shall take place as of the close of business on May 31, 1996, at 9600 Medical Center Drive, Rockville, Maryland, or on such other date and at such other place as Buyer and Seller mutually agree.

         8. Transfer of Licenses. Upon execution of this Agreement, the Seller will file written request with the United States
Department of Agriculture for Transfer of the Product License No.
411 and the Facility License hereto to Buyer. Seller agrees to cooperate with Buyer in obtaining the transfer of the Licenses.

         9. Closing Costs. Each party shall bear its own expenses in connection with the sale and purchase of the assets.

         10. Deliveries at Closing. At closing, the Seller and Buyer are required and agree to make full settlement in accordance with the terms of this Agreement, and to deliver to each other such bills of sale, instruments of assignment, and assumption, and other documents as may be reasonable necessary to effectuate this transaction.

         11. Termination of Production. In the event, Buyer ceases to operate, manufacture, sell, and produce the Equine IgG, without sale to a secondary party, then Seller shall have a sixty (60) day option to purchase, back the U.S.D.A. licenses and the Patent described above, for Eighty Three Thousand ($83,000.00) Dollars. This option is not activated if Buyer sells the business to a secondary party. In the event, Diagnon sold the business to a secondary party then Diagnon must make the continuation of the royalty to ZooQuest for the life of the product a condition of any such sale.

         12. Brokerage. Each of the parties represents that there has been no involvement of any business broker in any aspect of this transaction, and that it will pay or discharge, and will indemnify and hold harmless that other party from and against any and all claims or liabilities from brokerage commissions or finder's fees incurred by reason of any action of the indemnifying party.

         13. Confidentiality. The Buyer and Seller acknowledge that pursuant to this Agreement either party may become privy to certain confidential information of the other and that the communication of such confidential information to third parties could injure either parties business. Seller and Buyer, therefore, agree to take reasonable steps to insure that such information about either party obtained by the other or by any of its employees, agents, or representative shall remain confidential, and shall not be disclosed or revealed to outside sources.

         14. Possession. Possession of the assets and property as enumerated in Exhibits A, B, and C shall be given over at the time of closing.

         15. Conduct of Business Pending Closing. Both parties shall conduct business as they currently do until the Closing of this Agreement.

         16. Covenant Not to Compete. For a period of five years after the date of the closing, Seller shall not directly or indirectly engage in any business or activities involving an Equine IgG product in competition with Business as currently conducted or utilizing or related to, the Business conveyed hereunder, and the Seller shall not make available to any other person any data or research relating to the Business.

         17. Governing Law. This Agreement shall be interpreted and enforced in accordance with the law of the State of Maryland.

         18. Notices. All notices and correspondence shall be deemed given when personally deliver; or within five (5) days after it has been sent by the United States Mail, postage prepaid, properly addressed to the party to receive the notice at the following address given to the other party in the manner above provided:

         To ZooQuest:                       ZooQuest Technologies Ltd.





         To Diagnon:                        Diagnon Corporation
                                            9600 Medical Center Drive
                                            Rockville, Maryland 20850


         19. Validity. If any provision of this Agreement is determined to be invalid or unenforceable, the provision shall be deemed to be severable from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

         20. Right to Counsel. Each party to this Agreement acknowledges that it was represented by counsel or had the opportunity to be represented by counsel.

         21. Release and Waiver of Claims. Seller and Buyer, for both parties, its grantees, successors, and assigns, if any, does hereby release, acquit, and forever discharge each party, its shareholders, members, officers, directors, employees, and their agents, acting in their capacities as such, from any and all claims, demands, actions, causes of action, judgements, losses, damages, liabilities, costs and expenses (including but not limited to attorneys' fees whether suit is instituted or not), whether known or unknown, liquidated or contingent, matured or not matured, arising from or related to any matter, cause or thing whatsoever (collectively, "Claims"), from the beginning of the world to and including the date as of this Agreement is executed. This release includes but is not limited to all claims which have accrued or may in the future accrue to both parties or its grantees, successors and assigns. It is acknowledged and agreed that both parties had the right to counsel, and that both parties are relying wholly upon its own and counsel's judgment and knowledge with respect to the question of liabilities of either party and the nature, extent and duration of any injuries and damages suffered or to be suffered by either party, and that no representations or statements regarding said injuries and damages or any other matters made by either party or any person representing both parties has influenced both parties to any extent whatsoever in making this release.

         21. Full Effect. The parties hereto each agree to execute and deliver any instrument, or perform any acts, that may be necessary or reasonably requested in order to give full effect to this Agreement.

         22. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original but all of which together shall be deemed single document.

         23. Entire Agreement. The parties to this contract mutually agree that it shall be binding upon them, their respective heirs, personal representatives, successors and assigns. This contract contains the entire agreement between the parties and they shall no be bound by any terms, conditions, warranties or representations not herein contained.

         IN WITNESS WHEREOF, the parties have signed this Agreement on the day and year first hereinabove written.



ATTEST:                                     ZOOQUEST TECHNOLOGIES LTD.


                                            /s/Raymond Shumate
                                            Raymond Shumate, Individually
                                            and on behalf of Frederick J.
                                            Mueller, Marillac L. Mueller,
                                            Philip Shumate, Lu-Anne Shumate,
                                            Randolph Cole, Sherrie Cole and
                                            Sandie Evans Smith, Jeffrey
                                            Beck and Donna Beck







ATTEST:                                     DIAGNON CORPORATION



                                            John C. Landon, Ph.D, President

         IN WITNESS WHEREOF, the parties have signed this Agreement on the day and year first hereinabove written.



ATTEST:                                     ZOOQUEST TECHNOLOGIES LTD.


                                            /s/James S. Vreeland
                                            James S. Vreeland

                                            /s/Lawrence Allan Arch
                                            Lawrence Allan Arch









ATTEST:                                     DIAGNON CORPORATION



                                            John C. Landon, Ph.D, President

         IN WITNESS WHEREOF, the parties have signed this Agreement on the day and year first hereinabove written.



ATTEST:                                     ZOOQUEST TECHNOLOGIES LTD.


                                            /s/Laura L. Leidhecker


                                            /s/Michael E. Leidhecker






ATTEST:                                     DIAGNON CORPORATION



                                            John C. Landon, Ph.D, President

         IN WITNESS WHEREOF, the parties have signed this Agreement on the day and year first hereinabove written.



ATTEST:                                     ZOOQUEST TECHNOLOGIES LTD.


                                            /s/Raymond Mifflin


                                            /s/Linda C. Mifflin









ATTEST:                                     DIAGNON CORPORATION



                                            John C. Landon, Ph.D, President

         IN WITNESS WHEREOF, the parties have signed this Agreement on the day and year first hereinabove written.



ATTEST:                                     ZOOQUEST TECHNOLOGIES LTD.














ATTEST:                                     DIAGNON CORPORATION


                                            /s/John C. Landon
                                            John C. Landon, Ph.D, President

                                PURCHASED ASSETS



                                    EXHIBITS





EXHIBIT A

         List of United States Department of Agriculture Licenses, Patent and products.


EXHIBIT B

         List of equipment, etc., that are being purchased.


EXHIBIT C

         List of equipment not owned by ZooQuest.

                                   EXHIBIT A



         1. United States Department of Agriculture - United States Veterinary Biological Product License. License No. 411 Code
3607.00 November 14, 1994

         2. United States Department of Agriculture - United States Veterinary Biologics Establishment License No. 411. Issued to
ZooQuest Technologies Ltd. on November 14, 1994.

         3. Patent No. 4,911,910 - "Purified Equine Immunologlublins and Method of Use Thereof". Issued on March 27, 1990.

         4. All rights title and interest of the Seller in the development and production of the Equine Albumin product.

                                   EXHIBIT B




         Large Column for Blood Purification- Amicon Modiline Aerglie Model P440x600 Serial No. 4400398, and contents.

         Various glassware, trays, plastic, and laboratory disposables.

         All books, records, and reports in connection with the foregoing assets.

                                   EXHIBIT C




         Lyophilizer- Virtus Millitron Model 10-324 51 SRC

         Amicon 7 liter Column

         Cole-Palmer High Capacity Occlusion Peristaltic Pump
Model 7586-20